EXHIBIT 99.1
NEWS
Republic Contacts:
Media Inquiries: Will Flower (480) 718-6565
Investor Inquiries: Ed Lang (480) 627-7128
REPUBLIC SERVICES, INC. REPORTS
SECOND QUARTER EARNINGS
•	Company increases 2009 guidance before merger related gains and costs
•	Adjusted EPS raised to a range of $1.43 to $1.45 per diluted share

•	Free Cash Flow raised to a range of $700 million to $725 million
•	Realized synergy savings and total synergy potential ahead of original targets
•	Continued expansion of EBITDA margins
•	Company declares quarterly dividend of $.19 per share
PHOENIX, AZ, July 29, 2009...Republic Services, Inc. (NYSE: RSG) today reported net income of $225.9 million, or $.59 per diluted share, for the three months ended June 30, 2009, versus $40.7 million, or $.22 per diluted share, for the comparable period last year. Republic’s financial results for the three and six months ended June 30, 2009 include Allied Waste Industries, Inc. (Allied) which merged with Republic on December 5, 2008.
Republic’s income before income taxes for the three months ended June 30, 2009 includes $150.1 million ($.24 per diluted share) of gain from the disposition of assets related to our merger with Allied, $12.3 million ($.02 per diluted share) of restructuring charges due to the merger and $10.1 million ($.02 per diluted share) of incremental costs to achieve projected synergies. Excluding these items, net income for the three months ended June 30, 2009 would have been $146.9 million or $.39 per diluted share.

During the three months ended June 30, 2008, our income before income taxes includes a $34.0 million charge ($.12 per diluted share) related to environmental conditions at our Countywide Recycling and Disposal Facility in Ohio, as well as a $35.0 million charge ($.12 per diluted share) related to estimated costs to comply with a consent decree and settlement agreement at the Sunrise Landfill in Nevada. Excluding these charges, net income for the three months ended June 30, 2008 would have been $84.5 million or $.46 per diluted share.
Operating income before depreciation, amortization, depletion and accretion for the three months ended June 30, 2009 was $761.2 million compared to $166.3 million for the comparable period in 2008. Excluding the gain on disposition of assets, restructuring charges and costs to achieve synergies recorded in 2009 and the remediation charges for Countywide and Sunrise incurred during 2008, operating income before depreciation, amortization, depletion and accretion for the three months ended June 30, 2009 was $633.5 million, or 30.7% as a percentage of revenue, compared to $234.3 million, or 28.3% as a percentage of revenue, for the comparable 2008 period.
Revenue for the three months ended June 30, 2009 increased to $2,066.1 million compared to $827.5 million for the same period in 2008. Core price for the three months ended June 30, 2009 (assuming the merger with Allied had occurred on January 1, 2008) increased 3.4%. Offsetting the core price growth of 3.4% for the three months ended June 30, 2009 were decreases of 10.3% in core volume, 2.5% of commodity pricing and 3.1% in fuel charges.
For the six months ended June 30, 2009, net income was $338.9 million, or $.89 per diluted share, compared to $116.8 million, or $.63 per diluted share, for the comparable period last year. Republic’s income before income taxes for the six months ended June 30, 2009, includes $145.2 million ($.24 per diluted share) of gain from the disposition of assets related to our merger with Allied, $43.6 million ($.07 per diluted share) of restructuring charges due to the merger and $22.9 million ($.04 per diluted share) of incremental costs to achieve projected synergies. Excluding these items, net income for the six months ended June 30, 2009 was $289.4 million or $.76 per diluted share.

During the six months ended June 30, 2008, our income before income taxes includes a $34.0 million charge ($.12 per diluted share) related to environmental conditions at our Countywide Recycling and Disposal Facility in Ohio as well as a $35.0 million charge ($.12 per diluted share) related to estimated costs to comply with a consent decree and settlement agreement related to the Sunrise Landfill in Nevada. Excluding these charges, net income for the six months ended June 30, 2008 was $160.6 million or $.87 per diluted share.
Operating income before depreciation, amortization, depletion and accretion for the six months ended June 30, 2009 was $1,359.3 million compared to $386.3 million for the comparable period in 2008. Excluding the gain on disposition of assets, restructuring charges and costs to achieve synergies recorded in 2009 and the remediation charges for Countywide and Sunrise incurred during 2008, operating income before depreciation, amortization, depletion and accretion for the six months ended June 30, 2009 was $1,280.6 million, or 31.0% as a percentage of revenue, compared to $454.3 million, or 28.3% as a percentage of revenue, for the comparable 2008 period.
Revenue for the six months ended June 30, 2009 increased to $4,126.6 million compared to $1,606.7 million for the same period in 2008. Core price for the six months ended June 30, 2009 (assuming the merger with Allied had occurred on January 1, 2008) increased 3.4%. Offsetting the core price growth of 3.4% for the six months ended June 30, 2009 were decreases of 9.1% in core volume, 2.7% of commodity pricing and 2.2% in fuel charges.
“We continue to maintain our pricing discipline along with our focus on integration, synergy savings and operating cost controls,” said James E. O’Connor, Chairman and Chief Executive Officer of Republic Services, Inc. “As a result of these efforts, we are raising our financial guidance for full year 2009. Our pricing strategy is the key to improving margins and earning an adequate return on invested capital.”

Updated Financial Guidance
Republic Services is increasing its 2009 guidance for earnings per share, free cash flow and merger synergies to reflect our first six month performance and current business conditions. Capital spending is also being changed to reflect lower volumes.
•	Free Cash Flow: We increased anticipated free cash flow for 2009 to a range of $700 million to $725 million before merger related expenditures, net of tax. Our previous guidance for free cash flow was $650 million before merger related expenditures, net of tax.
•	Adjusted Earnings Per Share: We raised earnings per share guidance to a range of $1.43 to $1.45 per diluted share before gain on disposition of assets, restructuring charges and costs to achieve synergies. Our previous guidance was a range of $1.30 to $1.35 per diluted share before gain on disposition of assets, restructuring charges and costs to achieve synergies.
•	Capital Spending: We anticipate net capital spending of approximately $800 million. Previous guidance was $845 million.
•	Revenue: Revenue guidance for 2009 is presented on a pro forma basis as if the acquisition of Allied Waste Industries had been effective January 1, 2008. We are updating 2009 revenue guidance to reflect weaker economic conditions (but not a loss of market share) as shown below:

Increase
(Decrease)
Price	3.2% to 3.5%
Volume	(8.5% to 9.0%)
Divestitures	(1.5%)
Fuel fees	(2.5%)
Commodities	(2.0%)

Total change	(11.0% to 11.8%)

•	Margins: EBITDA margins for 2009 are now anticipated to be approximately 30.5% before gain on disposition of assets, restructuring charges and costs to achieve synergies. Previous guidance was 29.5% before gain on disposition of assets, restructuring charges and costs to achieve synergies.
•	Merger Synergies: In 2009, we anticipate realizing $125 million at year-end, run-rate synergies as a result of the merger of Republic Services and Allied. Our previous guidance for the year-end, run rate synergy was $100 million for 2009. We expect to achieve $165 million to $175 million of annual run rate synergies by the end of 2010. Our previous guidance was $150 million.
“Our field organization and regional teams have performed exceptionally well as we continue to realize success from the merger of Allied Waste Industries and Republic Services,” said Donald W. Slager, President and Chief Operating Officer of Republic Services, Inc. “Additionally, we completed almost all of the required divestitures. By the end of the second quarter, we received $424 million of pre-tax proceeds. We expect that by the end of August 2009, all of our required divestitures will be complete with proceeds in excess of $475 million. All of the proceeds from the sale of these assets are being used to pay down debt.”
Quarterly Dividend
Separately, Republic announced that its Board of Directors has approved a regular quarterly dividend of $.19 per share to be paid on October 15, 2009 to shareholders of record on October 1, 2009.
Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. Our operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA
(in millions, except per share amounts and percentages)
REPUBLIC SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	June 30,	December 31,
	2009	2008(1)
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$67.6	$68.7
Accounts receivable, less allowance for doubtful accounts of $56.2 and $65.7, respectively	913.5	945.5
Other current assets	271.8	311.5

Total Current Assets	1,252.9	1,325.7

RESTRICTED CASH AND MARKETABLE SECURITIES	259.3	281.9
PROPERTY AND EQUIPMENT, NET	6,612.9	6,738.2
GOODWILL AND OTHER INTANGIBLE ASSETS, NET	11,069.2	11,085.6

OTHER ASSETS	252.1	490.0

	$19,446.4	$19,921.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable, deferred revenue and other current liabilities	$1,859.0	$2,061.8
Notes payable and current maturities of long-term debt	327.3	504.0

Total Current Liabilities	2,186.3	2,565.8

LONG-TERM DEBT, NET OF CURRENT MATURITIES	6,768.5	7,198.5
ACCRUED LANDFILL AND ENVIRONMENTAL COSTS	1,282.1	1,197.1
OTHER LIABILITIES	1,715.9	1,677.5
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.01 per share; 50.0 shares authorized; none issued	—	—
Common stock, par value $.01 per share; 750.0 shares authorized; 393.9 and 393.4 issued, including shares held in treasury, respectively	3.9	3.9
Additional paid-in capital	6,274.7	6,260.1
Retained earnings	1,671.9	1,477.2
Treasury stock, at cost (14.9 and 14.9 shares, respectively)	(457.2)	(456.7)
Accumulated other comprehensive loss, net of tax	(1.4)	(3.1)

Total Republic Services, Inc. Stockholders’ Equity	7,491.9	7,281.4
Noncontrolling Interests	1.7	1.1

Total Stockholders’ Equity	7,493.6	7,282.5

	$19,446.4	$19,921.4

(1)	Derived from the December 31, 2008 consolidated balance sheet.

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
REVENUE	$2,066.1	$827.5	$4,126.6	$1,606.7

EXPENSES:
Cost of operations	1,226.9	577.5	2,435.6	1,054.0
Depreciation, amortization and depletion	218.6	76.2	440.5	149.6
Accretion	21.9	4.5	45.2	8.9
Selling, general and administrative	215.8	83.7	433.3	166.4
Gain on disposition of assets, net	(150.1)	—	(145.2)	—
Restructuring charges	12.3	—	43.6	—

OPERATING INCOME	520.7	85.6	873.6	227.8

INTEREST EXPENSE	(150.5)	(21.1)	(304.1)	(42.5)
INTEREST INCOME	.5	2.5	1.3	5.3
OTHER INCOME, NET	1.3	.7	1.6	.9

INCOME BEFORE INCOME TAXES	372.0	67.7	572.4	191.5

Provision for income taxes	145.8	27.0	232.9	74.7

NET INCOME	$226.2	$40.7	$339.5	$116.8

Less: Net income attributable to noncontrolling interests	(.3)	—	(.6)	—

NET INCOME ATTRIBUTABLE TO REPUBLIC SERVICES, INC.	$225.9	$40.7	$338.9	$116.8

BASIC EARNINGS PER SHARE ATTRIBUTABLE TO REPUBLIC SERVICES, INC. STOCKHOLDERS:
Basic earnings per share	$.60	$.22	$.89	$.64

Weighted average common shares outstanding	379.2	182.0	379.1	182.7

DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO REPUBLIC SERVICES, INC. STOCKHOLDERS:
Diluted earnings per share	$.59	$.22	$.89	$.63

Weighted average common and common equivalent shares outstanding	379.9	183.9	379.9	184.5

CASH DIVIDENDS PER COMMON SHARE	$.19	$.17	$.38	$.34

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended June 30,
	2009	2008
Cash Provided by Operating Activities:
Net income	$339.5	$116.8
Net income attributable to noncontrolling interests	(.6)	—
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization of property and equipment	260.2	96.3
Landfill depletion and amortization	145.3	50.1
Amortization of intangible and other assets	35.0	3.2
Accretion	45.2	8.9
Non-cash interest expense — debt	50.6	—
Non-cash interest expense — other	23.3	—
Restructuring and synergy related charges	26.4	—
Stock-based compensation	6.8	6.7
Deferred tax provision	6.0	14.8
Provision for doubtful accounts, net of adjustments	9.4	3.2
Income tax benefit from stock option exercises	.5	1.5
Asset impairments	1.8	—
Gain on disposition of assets	(152.9)	—
Other non-cash items	(.1)	.8
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	24.6	(24.4)
Prepaid expenses and other assets	22.5	(8.2)
Accounts payable and accrued liabilities	(106.9)	(9.7)
Cash paid for restructuring and synergy related charges	(33.2)	—
Capping, closure and post-closure expenditures	(33.2)	(4.0)
Remediation expenditures	(26.8)	(18.1)
Other liabilities	37.3	73.6

Cash Provided by Operating Activities	680.7	311.5

Cash Provided by (Used in) Investing Activities:
Purchases of property and equipment	(355.1)	(165.4)
Proceeds from sales of property and equipment	16.7	3.3
Cash used in acquisitions, net of cash acquired	(.1)	(12.2)
Cash proceeds from divestitures, net of cash divested	424.2	—
Change in restricted cash and marketable securities	22.7	(12.8)
Other	—	(.2)

Cash Provided by (Used in) Investing Activities	108.4	(187.3)

Cash Used in Financing Activities:
Proceeds from notes payable and long-term debt	679.5	167.0
Payments of notes payable and long-term debt	(1,333.5)	(116.5)
Issuances of common stock	7.8	14.9
Excess income tax benefit from stock option exercises	.5	2.8
Purchases of common stock for treasury	(.5)	(138.4)
Cash dividends paid	(144.0)	(62.7)

Cash Used in Financing Activities	(790.2)	(132.9)

Decrease in Cash and Cash Equivalents	(1.1)	(8.7)
Cash and Cash Equivalents at Beginning of Period	68.7	21.8

Cash and Cash Equivalents at End of Period	$67.6	$13.1

The following information should be read in conjunction with our audited consolidated financial statements and notes thereto appearing in our Form 10-K as of and for the year ended December 31, 2008 and our current report on Form 8-K, filed June 5, 2009.
REVENUE
The following table reflects our total revenue by line of business for the three and six months ended June 30, 2009 and 2008:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Collection:
Residential	$550.6	$212.3	$1,096.7	$417.2
Commercial	633.8	254.8	1,292.4	503.3
Industrial	394.3	162.1	777.2	315.0
Other	6.4	5.4	13.6	10.3

Total collection	1,585.1	634.6	3,179.9	1,245.8

Transfer and disposal	800.5	307.0	1,567.1	581.9
Less: Intercompany	(400.2)	(156.7)	(780.3)	(301.2)

Transfer and disposal, net	400.3	150.3	786.8	280.7

Other	80.7	42.6	159.9	80.2

Total revenue	$2,066.1	$827.5	$4,126.6	$1,606.7

The following table summarizes our revenue for the three and six months ended June 30, 2009 and 2008 assuming the merger of Allied Waste occurred on January 1, 2008.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Republic Services, Inc.	$2,066.1	$827.5	$4,126.6	$1,606.7
Allied Waste Industries, Inc.	—	1,582.3	—	3,066.5

	2,066.1	2,409.8	4,126.6	4,673.2

Less: Divestitures	(5.7)	(47.0)	(5.9)	(47.7)
Less: Intercompany revenue	—	(6.9)	—	(14.9)

Adjusted revenue	$2,060.4	$2,355.9	$4,120.7	$4,610.6

Revenue associated with divested assets is removed in the quarter in which the assets were sold and the comparable quarter in the prior year. Adjusted revenue is used to calculate internal growth for the three and six months ended June 30, 2009. Intercompany revenue relates to prior year transactions between Republic and Allied that would have been eliminated if the companies had merged on January 1, 2008.

The following table reflects our core revenue changes for the three and six months ended June 30, 2009 and 2008. For comparative purposes, we have presented the components of our revenue changes for the three and six months ended June 30, 2008 assuming the merger with Allied occurred on January 1, 2008. Our presentation also eliminates revenue associated with divested assets in the quarter the assets were sold and the comparable quarter in the prior year.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008(1)	2009	2008(1)
Core price	3.4%	4.5%	3.4%	4.4%
Fuel surcharges	(3.1)	1.9	(2.2)	1.5
Commodities	(2.5)	.6	(2.7)	.7

Total price	(2.2)	7.0	(1.5)	6.6

Core volume	(10.3)	(3.1)	(9.1)	(2.8)

Total internal growth	(12.5)%	3.9%	(10.6)%	3.8%

(1)	Certain prior year amounts have been reclassified to conform to the current year’s presentation.
We believe that the presentation of revenue and changes in revenue above provides useful information to investors because it allows investors to understand increases or decreases in our revenue that are driven by changes in the operations of the predecessor Republic or Allied, and not merely by the addition of Allied’s revenues for periods after the merger. This information has been prepared for illustrative purposes and is not intended to be indicative of the revenue that would have been realized had the acquisition been consummated at the beginning of the periods presented or the future results of the combined operations.

MERGER WITH ALLIED
We completed our acquisition of Allied effective December 5, 2008. In accordance with the purchase method of accounting, the purchase price paid has been allocated to assets and liabilities acquired based upon their estimated fair values as of the effective date of the merger, with the excess of the purchase price over the net assets acquired being recorded as goodwill. We are in the process of valuing all of the assets and liabilities acquired in the merger, and, until we have completed our valuation process, there may be adjustments to our estimates of fair values and the resulting preliminary purchase price allocation.
As a condition of our acquisition of Allied, we reached a settlement with the U.S. Department of Justice requiring us to divest of certain operating assets and liabilities. As of June 30, 2009, we had completed approximately 90% of these mandatory divestitures. These divestitures generated approximately $424 million of pre-tax proceeds all of which were used to re-pay debt.
The following table summarizes our revenue, costs and expenses for the three and six months ended June 30, 2008 assuming the merger with Allied occurred on January 1, 2008.

	Three Months Ended			Six Months Ended
	June 30, 2008			June 30, 2008
	Allied	Republic	Total	Allied	Republic	Total

Revenue	$1,582.3	$827.5	$2,409.8	$3,066.5	$1,606.7	$4,673.2
Cost of operations	958.9	577.5	1,536.4	1,895.8	1,054.0	2,949.8

Gross profit	623.4	250.0	873.4	1,170.7	552.7	1,723.4

Depreciation, amortization, depletion, and accretion	159.4	80.7	240.1	306.1	158.5	464.6
Selling, general and administrative	146.3	83.7	230.0	288.0	166.4	454.4
Loss on disposition of assets and merger related costs	14.3	—	14.3	32.8	—	32.8

Operating income	$303.4	$85.6	$389.0	$543.8	$227.8	$771.6

We believe that the presentation of revenue and expenses above provides useful information to investors because it allows investors to understand increases or decreases in our revenue and expenses that are driven by changes in the operations of the predecessor Republic or Allied, and not merely by the addition of Allied’s revenues and expenses for periods after the merger. This information has been prepared for illustrative purposes and is not intended to be indicative of the results of operations that would have actually occurred had the acquisition been consummated at the beginning of the periods presented or the future results of the combined operations.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES
Operating Income before Depreciation, Amortization, Depletion and Accretion
Operating income before depreciation, amortization, depletion and accretion (OIDADA), which is not a measure determined in accordance with GAAP, for the three and six months ended June 30, 2009 and 2008 is calculated as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net income attributable to Republic Services, Inc.	$225.9	$40.7	$338.9	$116.8
Noncontrolling interests	.3	—	.6	—
Provision for income taxes	145.8	27.0	232.9	74.7
Other income, net	(1.3)	(.7)	(1.6)	(.9)
Interest income	(.5)	(2.5)	(1.3)	(5.3)
Interest expense	150.5	21.1	304.1	42.5
Depreciation, amortization and depletion	218.6	76.2	440.5	149.6
Accretion	21.9	4.5	45.2	8.9

OIDADA	$761.2	$166.3	$1,359.3	$386.3

We believe that the presentation of OIDADA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash costs. OIDADA demonstrates our ability to execute our financial strategy which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade rating and minimizing debt, paying cash dividends, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, amortization, depletion and accretion are considered operating costs in accordance with GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of OIDADA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Reported diluted earnings per share were $.59 and $.22 for the three months ended June 30, 2009 and 2008, respectively, and $.89 and $.63 for the six months ended June 30, 2009 and 2008, respectively. During the three and six months ended June 30, 2009 and 2008, we recorded a number of gains, charges and other expenses that impacted our OIDADA, pre-tax income, net income and diluted earnings per share. These items primarily consist of the following (in millions, except per share data):

	Three Months Ended June 30, 2009				Three Months Ended June 30, 2008
				Diluted				Diluted
		Pre-tax	Net	Earnings		Pre-tax	Net	Earnings
	OIDADA	Income	Income	per Share	OIDADA	Income	Income	per Share
As reported	$761.2	$372.0	$225.9	$.59	$166.3	$67.7	$40.7	$.22
Gain on disposition of assets	(150.1)	(150.1)	(92.8)	(.24)	—	—	—	—
Restructuring charges	12.3	12.3	7.6	.02	—	—	—	—
Costs to achieve synergies	10.1	10.1	6.2	.02	—	—	—	—
Remediation charges	—	—	—	—	68.0	69.0	43.8	.24

Adjusted	$633.5	$244.3	$146.9	$.39	$234.3	$136.7	$84.5	$.46

	Six Months Ended June 30, 2009				Six Months Ended June 30, 2008
				Diluted				Diluted
		Pre-tax	Net	Earnings		Pre-tax	Net	Earnings
	OIDADA	Income	Income	per Share	OIDADA	Income	Income	per Share
As reported	$1,359.3	$572.4	$338.9	$.89	$386.3	$191.5	$116.8	$.63
Gain on disposition of assets	(145.2)	(145.2)	(90.1)	(.24)	—	—	—	—
Restructuring charges	43.6	43.6	26.6	.07	—	—	—	—
Costs to achieve synergies	22.9	22.9	14.0	.04	—	—	—	—
Remediation charges	—	—	—	—	68.0	69.0	43.8	.24

Adjusted	$1,280.6	$493.7	$289.4	$.76	$454.3	$260.5	$160.6	$.87

We believe that the presentation of adjusted OIDADA, adjusted pre-tax income, adjusted net income and adjusted diluted earnings per share, which excludes the gain on disposition of assets, restructuring charges, costs to achieve synergies and remediation charges, which are not measures determined in accordance with GAAP, provide an understanding of operational activities before the financial impact of certain non-operational items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. Comparable charges and costs have been incurred in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted OIDADA, adjusted pre-tax income, adjusted net income and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Cash Flow
We define free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment as presented in our unaudited condensed consolidated statements of cash flows. Our free cash flow for the three and six months ended June 30, 2009 and 2008 is calculated as follows (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Cash provided by operating activities	$168.3	$163.5	$680.7	$311.5
Purchases of property and equipment	(161.7)	(83.8)	(355.1)	(165.4)
Proceeds from sales of property and equipment	11.8	2.3	16.7	3.3

Free cash flow	$18.4	$82.0	$342.3	$149.4

Purchases of property and equipment as reflected on our unaudited condensed consolidated statements of cash flows and the free cash flow presented above represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on the unaudited condensed consolidated statements of cash flows to property and equipment received during the period is as follows (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Purchases of property and equipment per the unaudited condensed consolidated statements of cash flows	$161.7	$83.8	$355.1	$165.4
Adjustments for property and equipment received during the prior period but paid for in the following period, net	10.8	5.9	(34.2)	(27.9)

Property and equipment received during the current period	$172.5	$89.7	$320.9	$137.5

The adjustments noted above do not affect either our net change in cash and cash equivalents as reflected in our unaudited condensed consolidated statements of cash flows or our free cash flow.

We believe that the presentation of free cash flow provides useful information regarding our recurring cash provided by operating activities after expenditures for property and equipment, net of proceeds from sales of property and equipment. It also demonstrates our ability to execute our financial strategy as previously discussed and is a key metric we use to determine compensation. The presentation of free cash flow has material limitations. Free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or that we have committed such as, debt service requirements and dividend payments. Our definition of free cash flow may not be comparable to similarly titled measures presented by other companies.
As of June 30, 2009, accounts receivable was $913.5 million, net of allowance for doubtful accounts of $56.2 million, resulting in days sales outstanding of approximately 40 (or 25 net of deferred revenue).
CASH DIVIDENDS
In April 2009, we paid a cash dividend of $72.0 million to stockholders of record as of April 1, 2009. As of June 30, 2009, we recorded a dividend payable of $72.1 million to stockholders of record at the close of business on July 1, 2009, which has been paid. In July 2009, our Board of Directors declared a regular quarterly dividend of $.19 per share payable to stockholders of record as of October 1, 2009, which will be paid on October 15, 2009.
UPDATED FINANCIAL GUIDANCE
Adjusted Diluted Earnings per Share
The following is a summary of anticipated adjusted diluted earnings per share for the twelve months ended December 31, 2009 excluding gain on disposition of assets.

(Anticipated)
Twelve Months
Ended
December 31,
2009

Diluted earnings per share (excluding gain on disposition of assets)	$1.23 - 1.25
Restructuring charges and cost to achieve synergies	0.20

Adjusted diluted earnings per share	$1.43 - 1.45

We believe that the presentation of adjusted diluted earnings per share, which excludes gains on disposition of assets and charges related to the integration of our businesses, provides an understanding of operational activities before the financial impact of certain merger related gains and costs. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations when the integration process is complete. Comparable charges and costs have been incurred in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
We define adjusted free cash flow, which is not a measure determined in accordance with GAAP, as cash provided by operating activities, less purchases of property and equipment net of proceeds from sales of property and equipment, plus merger related costs. Our actual adjusted free cash flow for the six months ended June 30, 2009 and our anticipated adjusted free cash flow for the twelve months ended December 31, 2009 are calculated as follows (in millions):

	(Actual)	(Anticipated)
	Six Months	Twelve Months
	Ended	Ended
	June 30,	December 31,
	2009	2009

Cash provided by operating activities	$680.7	$1,414.5 - 1,439.5
Purchases of property and equipment, net of proceeds from sales	(338.4)	(800.0)
Merger related expenditures, net of tax	45.5	85.5

Adjusted free cash flow	$387.8	$700.0 - 725.0

We believe that the presentation of adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after expenditures for property and equipment, net of proceeds from sales of property and equipment, plus merger related costs. It also demonstrates our ability to execute our financial strategy. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or that we have committed such as, debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
Certain statements and information included herein constitute forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “could” and similar expressions are intended to identify forward-looking statements. These statements include statements about the expected benefits of the merger, our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are:
•	our ability to successfully integrate Allied’s and Republic’s operations and to achieve synergies or create long-term value for stockholders as expected, including the possibility that we will experience significant and unexpected transaction- and integration-related costs or that the timing of and proceeds received from the mandatory divestiture of certain assets may result in additional expenditures of money and resources or reduce the benefits of the merger;
•	the impact on us of our substantial post-merger indebtedness, including our ability to obtain financing on acceptable terms to finance our operations and growth strategy and to operate within the limitations imposed by financing arrangements and that any downgrade in our bond ratings could adversely impact us;
•	general economic and market conditions including, but not limited to, the current global economic and financial market crisis, inflation and changes in commodity pricing, fuel, labor, risk and health insurance and other variable costs that are generally not within our control and our exposure to credit and counterparty risk;
•	whether our estimates and assumptions concerning our selected balance sheet accounts, income tax accounts, final capping, closure, post- closure and remediation costs, available airspace, and projected costs and expenses related to our landfills and property and equipment (including our estimates of the fair values of the assets and liabilities acquired in our acquisition of Allied), and labor, fuel rates, and economic and inflationary trends, turn out to be correct or appropriate;
•	competition and demand for services in the solid waste industry;

•	the fact that price increases may not be adequate to offset the impact of increased costs and may cause us to lose volume;
•	our ability to manage growth and execute our acquisition growth strategy;
•	our compliance with, and future changes in, environmental and flow control regulations and our ability to obtain approvals from regulatory agencies in connection with operating and expanding our landfills;
•	our dependence on key personnel;
•	our dependence on large, long-term collection, transfer and disposal contracts;
•	our dependence on acquisitions for growth;
•	risks associated with undisclosed liabilities of acquired businesses;
•	risks associated with pending and any future legal proceedings, including our matters currently pending with the DOJ and IRS;
•	severe weather conditions, which could impair our financial results by causing increased costs, loss of revenue, reduced operational efficiency or disruptions to our operations;
•	compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures;
•	any litigation, audits or investigations brought by or before any governmental body;
•	workforce factors, including potential increases in our costs if we are required to provide additional funding to any multi-employer pension plan to which we contribute and the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages;
•	the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste- to-energy facilities;
•	changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies;
•	acts of war, riots or terrorism, including the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States; and
•	the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond our control.
The risks included here are not exhaustive. Refer to “Part I, Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor to assess the impact such risk factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Except to the extent required by applicable law or regulation, we undertake no obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.